As filed with the Securities and Exchange Commission on June 28, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARRIS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	58-2588724
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3871 Lakefield Drive Suwanee, Georgia	30024
(Address of principal executive offices)	(Zip Code)

ARRIS Group, Inc. 2011 Stock Incentive Plan

(Full title of the plan)

Lawrence A. Margolis

ARRIS Group, Inc.

3871 Lakefield Drive

Suwanee, Georgia 30024

(678) 473-2000

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

W. Brinkley Dickerson, Jr.

Troutman Sanders LLP

600 Peachtree Street, N.E., Suite 5200

Atlanta, Georgia 30308-2216

(404) 885-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share	16,175,500	$14.43	$233,412,465	$31,837.47

(1)	This Registration Statement registers 16,175,500 shares of Common Stock, not previously registered, under the ARRIS Group, Inc. 2011 Stock Incentive (the “Amended 2011 Plan”).
(2)	Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) and (h) under the Securities Act using the average of the high and low sale prices of the Common Stock as reported on The NASDAQ Global Select Market on June 26, 2013, which was $14.43 per share.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E

OF FORM S-8 “REGISTRATION OF ADDITIONAL SECURITIES”

This Registration Statement relates to the registration of 16,175,500 additional shares of Common Stock, par value $0.01 per share (the “Common Stock”), of ARRIS Group, Inc. (the “Registrant”) reserved for issuance and delivery under the ARRIS Group, Inc. 2011 Stock Incentive Plan (as amended through April 2013) (the “Amended 2011 Plan”). The increase in the number of shares authorized to be issued under the Amended 2011 Plan was approved by the Registrant’s shareholders on June 5, 2013. The Registrant has previously registered 17,500,000 shares of Common Stock for issuance under the ARRIS Group, Inc. 2011 Stock Incentive Plan pursuant to a Registration Statement on Form S-8 filed by the Registrant on September 21, 2011 (the “Prior Registration Statement”). Except to the extent that they are superseded by information contained herein, or in exhibits hereto, the contents of the Prior Registration Statement (File No. 333-176947) are incorporated herein by reference pursuant to General Instruction E to Form S-8.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Suwanee, State of Georgia, on June 28, 2013.

ARRIS GROUP, INC.

By:	/s/ Robert J. Stanzione
Robert J. Stanzione
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David B. Potts and Lawrence A. Margolis, or either of them, such person’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including any post-effective amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Robert J. Stanzione Robert J. Stanzione	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	June 28, 2013

/s/ David B. Potts David B. Potts	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 28, 2013

/s/ Alex B. Best Alex B. Best	Director	June 28, 2013

/s/ Harry L. Bosco Harry L. Bosco	Director	June 28, 2013

/s/ James A. Chiddix James A. Chiddix	Director	June 28, 2013

/s/ John A. Craig John A. Craig	Director	June 28, 2013

/s/ Andrew T. Heller Andrew T. Heller	Director	June 28, 2013

/s/ Matthew B. Kearney Matthew B. Kearney	Director	June 28, 2013

/s/ Debora J. Wilson Debora J. Wilson	Director	June 28, 2013

/s/ David A. Woodle David A. Woodle	Director	June 28, 2013

Exhibit Number	Description of Exhibit

4.1	ARRIS Group, Inc. 2011 Stock Incentive Plan (as amended through April 2013) (incorporated by reference to Appendix A of the Schedule 14A filed with the SEC by ARRIS Group, Inc. on April 30, 2013).

5.1	Opinion of Troutman Sanders LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Troutman Sanders LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included in the signature page of this registration statement).